SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HUDSON HOLDING CORPORATION
(Name of Registrant As Specified in its Charter)
N/A
(Name of Persons Filing Proxy Statement, if other than Registrant)

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HUDSON HOLDING CORPORATION

111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310

July 25, 2008

Dear Fellow Stockholder:

The 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Hudson Holding Corporation (the “Company” or “Hudson”) will be held at 10:00 a.m. on Wednesday, August 13, 2008 at the offices of the Company located at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310. Enclosed you will find a formal Notice of Annual Meeting, Proxy Card and Proxy Statement, detailing the matters which will be acted upon. Directors and officers of the Company will be present to help host the meeting and to respond to any questions from our stockholders. I hope you will be able to attend.

Please sign, date and return the enclosed Proxy without delay in the enclosed envelope. If you attend the Annual Meeting, you may vote in person, even if you have previously mailed a Proxy, by withdrawing your Proxy and voting at the meeting. Any stockholder giving a Proxy may revoke the same at any time prior to the voting of such Proxy by giving written notice of revocation to the Secretary, by submitting a later dated Proxy or by attending the Annual Meeting and voting in person. The Company’s Annual Report on Form 10-K (including audited financial statements) for the fiscal year ended March 31, 2008 accompanies the Proxy Statement. All shares represented by Proxies will be voted at the Annual Meeting in accordance with the specifications marked thereon, or if no specifications are made, (a) as to Proposal 1, the Proxy confers authority to vote “FOR” all of the seven persons listed as candidates for a position on the Board of Directors, (b) as to Proposal 2, the Proxy confers authority to vote “FOR” amending the Company’s Certificate of Incorporation to increase the amount of the Company’s authorized shares from 101,000,000 comprised of 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 1,000,000 shares of preferred stock to 201,000,000 shares, comprised of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, and (c) as to any other business which comes before the Annual Meeting, the Proxy confers authority to vote in the Proxy holder’s discretion.

The Company’s Board of Directors believes that a favorable vote for the re-election of each candidate for a position on the Board of Directors, for the amendment to the Certificate of Incorporation and for all other matters described in the attached Notice of Annual Meeting and Proxy Statement is in the best interest of the Company and its stockholders and recommends a vote “FOR” all candidates and all other matters. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed Proxy promptly.

Thank you for your investment and continued interest in Hudson Holding Corporation.

Sincerely,

Martin C. Cunningham
Chief Executive Officer

HUDSON HOLDING CORPORATION

111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, AUGUST 13, 2008

_____________________

To our Stockholders:

Notice is hereby given that the 2008 Annual Meeting (the “Annual Meeting”) of Stockholders of Hudson Holding Corporation (the “Company” or “Hudson”), a Delaware corporation, will be held at our principal office at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, on Wednesday, August 13, 2008 at 10:00 a.m., for the following purposes:

1.	To elect seven Directors to the Board of Directors to serve until the 2009 Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified (“Proposal 1”);

2.
To amend the Company’s Certificate of Incorporation to increase the amount of the Company’s authorized shares from 101,000,000 shares, comprised of 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 1,000,000 shares of preferred stock to 201,000,000 shares, comprised of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock (“Proposal 2”); and

3.	To consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on July 14, 2008, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

For a period of 10 days prior to the Annual Meeting, a stockholders list will be kept at the Company’s office and shall be available for inspection by stockholders during usual business hours. A stockholders list will also be available for inspection at the Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

STOCKHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU SIGN AND RETURN YOUR PROXY WITHOUT SPECIFYING YOUR CHOICES IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED IN ACCORDANCE WITH THE DIRECTORS’ RECOMMENDATIONS. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY, IF YOU DESIRE, REVOKE YOUR PROXY AND VOTE IN PERSON.

By order of the Board of Directors

July 25, 2008                                                   Keith R. Knox, Secretary

HUDSON HOLDING CORPORATION

111 Town Square Place, Suite 1500A
Jersey City, New Jersey 07310

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Hudson Holding Corporation of proxies to be voted at the 2008 Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, August 13, 2008 at our principal office at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, and at any adjournments thereof (the “Annual Meeting”). In this proxy statement, Hudson Holding Corporation is referred to as “Hudson”, “we”, “us”, “our” or “the Company” unless the context indicates otherwise. The Annual Meeting has been called to consider and take action on the following proposals: (i) to elect seven directors to the Board of Directors to serve until the 2009 Annual Meeting of Stockholders or until their successors have been duly elected or appointed and qualified; (ii) to amend the Company’s Certificate of Incorporation to increase the amount of the Company’s authorized shares from 101,000,000 comprised of 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and 1,000,000 shares of preferred stock to 201,000,000 shares, comprised of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock; and (iii) to consider and take action upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors knows of no other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment. The Company’s Board of Directors recommends that the stockholders vote in favor of each of the proposals. Only holders of record of Common Stock, of the Company at the close of business on July 14, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting.

The principal executive offices of the Company are located at 111 Town Square Place, 15th Floor, Jersey City, New Jersey 07310, and its telephone number is (201) 216-0100. The approximate date on which this Proxy Statement, the proxy card and other accompanying materials are first being sent or given to stockholders is July 25, 2008. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 is enclosed with these materials, but should not be considered proxy solicitation material.

INFORMATION CONCERNING SOLICITATION AND VOTING

As of the Record Date, there were 45,125,185 outstanding shares of Common Stock (the “Common Stock”), each share entitled to one vote on each matter to be voted on at the Annual Meeting. As of the Record Date, the Company had 286 holders of record of Common Stock. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the meeting for each share held of record. The presence in person or by proxy of holders of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained.

Each nominee to be elected as a director named in Proposal 1 must receive the vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. For the purposes of election of directors, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote.

Approval of the Company’s plan to amend the Certificate of Incorporation to increase the number of authorized shares of the Company, as described in Proposal 2, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

“Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposal 1 but not on Proposal 2.

The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers and directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his or her attorney authorized in writing or, if the stockholder is a corporation, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournments thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

Proposals 1 and 2 do not give rise to any statutory right of a stockholder to dissent and obtain the appraisal of or payment for such stockholder’s shares.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

Corporate Governance

The Company’s Board of Directors has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of stockholders. The Company’s Board of Directors has reviewed its governance practices in light of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission (the “SEC”) rules and regulations. This section describes key corporate governance guidelines and practices that the Company has adopted.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics applying to our directors, officers and employees (the “Code”). The Code is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications made by the Company, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the Code to appropriate persons identified in the Code, and (v) accountability for adherence to the Code. The Code of Conduct and Ethics has been filed with the SEC and is available on our website, http://www.hudsonholdingcorp.com . You may also request a copy of the Code by writing to the Company at the Company’s office address. The contents of the Code should not be considered proxy solicitation material.

Board Meetings and Attendance of Directors

During fiscal year 2008, the Board of Directors held five (5) meetings. Each director attended more than seventy-five (75%) percent of the Board of Directors meetings held during their tenure. The Board of Directors also took action by unanimous written consent on several occasions.

Special meetings are held from time to time to consider matters for which approval of the Board of Directors is desirable or required by law.

Director Independence

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Three of our seven directors are considered “independent” under the SEC’s independence standards. Officers are elected annually by the Board of Directors and serve at the discretion of the Board.

There are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it.  No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding.  No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or executive officer has been found by a court to have violated a federal or state securities or commodities law.

None of the Company’s directors or executive officers or their respective immediate family members or affiliates is the recipient of a loan from the Company. As of the date of this filing, there is no material proceeding to which any of the Company’s directors, executive officers or affiliates is a party or has a material interest adverse to us.

Committees of the Board of Directors

The Board of Directors has established three standing committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are available on our website at http://www.hudsonholdingcorp.com . Each committee operates under a charter that has been approved by the Board. You may also request complete copies of the charters by writing to the Company at the Company’s office address. The contents of these charters should not be considered proxy solicitation material.

Audit Committee

The Audit Committee was established in May 2006 and held five meetings in Fiscal 2008. It is comprised solely of directors who satisfy the SEC and American Stock Exchange Audit Committee membership requirements and is governed by a Board-approved charter which contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management and the independent registered public accounting firm of Eisner LLP (the “Independent Auditors”) on, among other items, matters related to the annual audit, the quarterly financial statements and the application of United States generally accepted accounting principles. As part of its duties, the Audit Committee appoints, evaluates and retains our Independent Auditors. It maintains direct responsibility for the compensation, termination and oversight of our Independent Auditors and evaluates the Independent Auditors’ qualifications, performance and independence. The committee also monitors compliance with our policies on ethical business practices and reports on these items to the Board. Our Audit Committee is comprised of Ms. Landau and Messrs. Zugschwert and Chiusano. Mr. Zugschwert is the chairman of the committee.

The Board has determined that Mr. Zugschwert, who currently is a member of the Board of Directors and chairman of the Audit Committee, is the Audit Committee financial expert, as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that Mr. Zugschwert is an independent director as that term is defined in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. The Board made a qualitative assessment of Mr. Zugschwert’s level of knowledge and experience based on a number of factors, including his formal education, including an MBA in Finance, and experience as a Chief Financial Officer for more than ten years.

Compensation Committee

The Compensation Committee was established in May 2006, is comprised solely of independent directors, determines all compensation for our Chief Executive Officer; approves the compensation of other executive officers; advises our Board regarding our stock option plans; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The Compensation Committee is governed by a Board-approved charter. Our Compensation Committee is comprised of Ms. Landau and Messrs. Zugschwert and Chiusano. Mr. Chiusano is the chairman of the committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee was established in May 2006 and considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. The committee is governed by a Board-approved charter. As part of its duties, the committee assesses the size, structure and composition of the Board and Board committees. The committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. Our Nominating and Corporate Governance Committee is comprised of Ms. Landau and Messrs. Zugschwert and Chiusano. Ms. Landau is the chairman of the committee.

Compensation of Directors

Directors were not compensated for their service during the fiscal year ended March 31, 2006. On August 15, 2006, the board of directors resolved that compensation for each of the independent directors for the ensuing year would be $600 per month, plus immediately vested, five -year options to purchase 10,000 shares of the Company’s common stock with an exercise price equal to the market price of the Company’s common stock on the August 15, 2006 grant date. On June 28, 2007 the board of directors resolved that compensation for each of the independent directors would be increased to $800 per month, effective immediately. On July 19, 2007 the board of directors resolved that each of the independent directors would be granted immediately vested, five-year options to purchase 25,000 shares of the Company’s common stock with an exercise price equal to the market price of the Company’s common stock on the July 19, 2007 grant date. On May 5, 2008, each of the four outside directors were granted 100,000 shares of immediately vested common stock of the Company.

Independent Auditors Fees and Services

Audit Fees

The aggregate fees billed for professional services rendered was $136,000 and $142,697 for the audits of the Company's annual consolidated financial statements for the fiscal years ended March 31, 2008 and 2007, respectively, which services include the cost of the audits of the consolidated financial statements included in the Company’s annual Forms 10-K for each respective year and the reviews of the related quarterly Form 10-QSB’s.

Audit-Related Fees

The principal accountant billed $11,200 related to the review of a registration statement, the review of a response to an SEC comment letter and Sarbanes-Oxley project discussions during the fiscal year ended March 31, 2008 and $7,600 related to the review of a registration statement during the fiscal year ended March 31, 2007.

Tax Fees

For the years ended March 31, 2008 and 2007, the principal accountant billed $29,750 and $54,500, respectively, for tax compliance. The billing for the fiscal year ended March 31, 2007 included services related to tax returns for three periods.

All Other Fees

The principal accountant billed $28,728 related to several audits of anti-money laundering procedures during the fiscal year ended March 31, 2008.

The Audit Committee has the sole authority to pre-approve all audit and non-audit services provided by the Independent Auditors to the Company. It is expected that the Independent Auditors will be present at the Annual Meeting in order to respond to any questions that stockholders of the Company may have.

Audit Committee Report*

The Audit Committee of the Board of Directors (the “Committee”) is composed of three directors: Joanne V. Landau, Peter J. Zugschwert and Carmine V. Chiusano, each of whom is “independent” as defined by the rules of the Financial Industry Regulatory Authority. Mr. Zugschwert serves as chairman of the committee.

Management is responsible for the Company’s financial statements, financial reporting process and systems of internal controls. The Company’s Independent Auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board of Directors. The responsibilities of the Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditors.

The Committee discussed with the Company’s Independent Auditors such auditors’ judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Committee has discussed with the Independent Auditors the auditors’ independence from the Company and its management, including the written disclosures and the letter submitted to the Committee by the Independent Auditors as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

In reliance on such discussions with management and the Independent Auditors, review of the representations of management and review of the report of the Independent Auditors to the Committee, the Committee recommended (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008.

*  The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Securities Exchange Act.

Audit Committee of the Board of Directors

/s/ Joanne V. Landau
/s/ Peter J. Zugschwert
/s/ Carmine V. Chiusano

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, seven individuals will be elected to serve as directors until the next annual meeting or until their successors are duly elected, appointed and qualified. The Company’s Board of Directors currently consists of seven persons. All of the individuals who are nominated for election to the Board of Directors are existing directors of the Company. Unless a stockholder WITHHOLDS AUTHORITY, a properly signed and dated proxy will be voted “FOR” the election of the persons named below, unless the proxy contains contrary instructions. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a director. However, in the event any nominee is not a candidate or is unable or unwilling to serve as a director at the time of the election, unless the stockholder withholds authority from voting, the proxies will be voted “FOR” any nominee who shall be designated by the present Board of Directors to fill such vacancy.

The name and age of each of the seven nominees, his or her position with the Company, his or her principal occupation, and the period during which such person has served as a director are set out below.

Biographical Summaries of Nominees for the Board of Directors

Name of Nominee	Age	Position with the Company

Martin C. Cunningham	48	Chairman of the Board of Directors and Chief Executive Officer

Keith R. Knox	49	President, Secretary and Director

Mark Leventhal	52	Executive Vice President and Director

Peter J. Zugschwert	42	Director

Joanne V. Landau	53	Director

Carmine V. Chiusano	66	Director

Mark Bisker	53	Director

MARTIN CUNNINGHAM has been a director of Hudson and has served as its Chief Executive Officer since 2004. From August 2003 until joining Hudson, Mr. Cunningham was an employee of Wien Securities, Inc. From February 2003 until August 2003, Mr. Cunningham was President of Wien Securities, Inc. From 1996 to December 2002, Mr. Cunningham was Senior Vice President and Head of Equity Trading at Schwab Capital Markets (formerly Mayer & Schweitzer).

KEITH KNOX has been a director of Hudson and has served as its President since 2004. From January 2003 until joining Hudson, Mr. Knox was a Vice President of Wien Securities, Inc. From 1984 to December 2002, Mr. Knox was a trader with Schwab Capital Markets (formerly Mayer & Schweitzer).

MARK LEVENTHAL has been a director of Hudson and has served as its Executive Vice President since 2004. From January 2003 until joining Hudson, Mr. Leventhal was a Vice President of Wien Securities, Inc. From 1989 to December 2002, Mr. Leventhal was manager of NASDAQ Trading at Schwab Capital Markets (formerly Mayer & Schweitzer).

PETER J. ZUGSCHWERT has been a director of Hudson since October 1997. He served as President of Hudson from December 1997 through May 2005 and CEO of Hudson from September 1997 to May 2005. Mr. Zugschwert has been a Private Equity Consultant since 1997.

JOANNE V. LANDAU has been a director of Hudson since May 2006. Ms. Landau has been the President of Kurtsam Realty Corp. since 2003. From 2000 to 2002, she was Senior Vice President, Head of Strategic Marketing and Communications with Zurich Scudder–Deutsche Asset Management/Investments and from 1990 to 1999, Ms. Landau was with The Citibank Private Bank/Investments, a subsidiary of Citigroup, of last as Vice President, Head of Global Marketing and Communications.

CARMINE V. CHIUSANO has been a director of Hudson since May 2006. In 2004, Mr. Chiusano retired from Schwab Capital Markets (formerly Mayer & Schweitzer) where he was employed since 1968, most recently as Senior Vice President, Chief Operating Officer.

MARK BISKER has been a director of the Company since September 2007. Mr. Bisker has been the Senior Vice President of Banking and Financial Services of EPAM Systems, which provides technology consulting services to the Company, since 2007. From 2003 to 2007, he was the Chief Executive Office of B2BITS, which provided technology consulting services to the Company. In these roles, Mr. Bisker serves as the Company’s Chief Technology Officer.

Board members are elected annually by the stockholders and the officers are appointed annually by the Board of Directors.

Vote Required

Provided that a quorum of stockholders is present at the meeting in person, or is represented by proxy, and is entitled to vote thereon, directors will be elected by a plurality of the votes cast at the meeting. For the purposes of election of directors, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Ms. Landau and Messrs. Cunningham, Knox, Leventhal, Zugschwert, Chiusano and Bisker. Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the above listed nominees.

Executive Compensation

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by our chief executive officer and all other executive officers (the “Named Executive Officers”) who received or are entitled to receive remuneration in excess of $100,000 during the stated periods.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended March 31,	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation (1)	Total
Martin C.	2008	$200,000	$-	$-	$-	$36,236	$236,236
Cunningham, Chairman and Chief Executive Officer	2007	$185,000	$-	$-	$-	$23,792	$208,792

Keith R. Knox,	2008	$200,000	$-	$-	$-	$35,763	$235,763
President and Secretary	2007	$185,000	$-	$-	$-	$23,005	$208,005

Mark Leventhal,	2008	$180,000	$-	$-	$-	$35,957	$215,957
Executive Vice President	2007	$180,000	$-	$-	$-	$32,538	$212,538

(1)	Amount represents health, dental, life and disability insurance benefits as well as vehicle allowances and parking fees, as applicable.

Employment and Consulting Arrangements and Change in Control Arrangements

The Compensation Committee of our board of directors have approved the terms of each of the employment agreements, as amended, described below. As of January 1, 2007, we entered into the employment agreements described below, as amended May 19, 2008, with each of the following persons.

Martin Cunningham as our Chief Executive Officer. The agreement, as amended, provides for an initial term of five years, an annual salary to Mr. Cunningham of $200,000 and an annual bonus based on a formula of 5% of the firm’s net profits before taxes, payable quarterly, provided that net profits in such fiscal quarter is equal to or exceeds $750,000. Our board of directors may increase the amount of the bonus. The agreement also provides for the executive’s ability to participate in our health insurance program and a car allowance of $1,000 per month. In the event that Mr. Cunningham’s employment is terminated by the Company, other than with good cause, he will receive any bonus payment due through his termination date, all remaining salary payments, plus certain health insurance benefits.

Keith Knox as our President. The agreement, as amended, provides for an initial term of five years, an annual salary to Mr. Knox of $200,000 and an annual bonus, based on a formula of 4% of the firm’s net profits before taxes, payable quarterly, provided that net profits in such fiscal quarter is equal to or exceeds $750,000. Our board of directors may increase the amount of the bonus. The agreement also provides for the executive’s ability to participate in our health insurance program and a car allowance of $1,000 per month. In the event that Mr. Knox’s employment is terminated by the Company, other than with good cause, he will receive any bonus payment due through his termination date, all remaining salary payments, plus certain health insurance benefits.

Outstanding Equity Awards at Year End

No option, stock appreciation right or long-term incentive plan awards were granted to or exercised by any of the Named Executive Officers during the fiscal year ended March 31, 2008 and no such awards are currently outstanding.

Director Compensation

Directors were not compensated for their service during the fiscal year ended March 31, 2006. On August 15, 2006, the board of directors resolved that compensation for each of the independent directors for the ensuing year would be $600 per month, plus immediately vested, five -year options to purchase 10,000 shares of the Company’s common stock with an exercise price equal to the market price of the Company’s common stock on the August 15, 2006 grant date. On June 28, 2007 the board of directors resolved that compensation for each of the independent directors would be increased to $800 per month, effective immediately. On July 19, 2007 the board of directors resolved that each of the independent directors would be granted immediately vested, five-year options to purchase 25,000 shares of the Company’s common stock with an exercise price equal to the market price of the Company’s common stock on the July 19, 2007 grant date. On May 5, 2008, each of the four outside directors were granted 100,000 shares of immediately vested common stock of the Company.

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash	Stock Awards	Option Awards		All Other Compensation		Total
Carmine Chiusano	2008	$9,000	$-	$5,000	(1)	$-		$14,000
	2007	$4,200	$-	$5,800	(1)	$9,846	(3)	$19,846

Joanne Landau	2008	$9,000	$-	$5,000	(1)	$-		$14,000
	2007	$4,200	$-	$5,800	(1)	$-		$10,000

Peter Zugschwert	2008	$9,000	$-	$5,000	(1)	$-		$14,000
	2007	$4,200	$-	$5,800	(1)	$-		$10,000

Mark Bisker	2008	$-	$-	$85,000	(2)	$-	(4)	$85,000

(1)
Amounts represent the value of 25,000 and 10,000 stock options granted to each of the independent members of the Board of Directors during the fiscal years ended March 31, 2008 and 2007, respectively. The options were valued using the Black-Sholes pricing model (For assumptions used in this calculation, See Note B9 in the consolidated financial statements, included within the annual report on Form 10-K). These are the only options granted to these directors which are outstanding at March 31, 2008.

(2)
Amount represents the value of 250,000 stock options granted to Mark Bisker in his role as a consultant to the Company during the fiscal year ended March 31, 2008. The options were valued using the Black-Sholes pricing model (For assumptions used in this calculation, See Note B9 in the consolidated financial statements, included within the annual report on Form 10-K). These are the only options granted to Mr. Bisker which are outstanding at March 31, 2008.

(3)	Amount represents compensation paid, primarily during the period from April 1, 2006 to May 15, 2006.
(4)
Mr. Bisker provides consulting services to the Company via EPAM Systems and formerly via B2BITS. Mr. Bisker receives compensation from those firms and he previously held a 31.5% ownership interest in B2BITS.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of any publicly traded class of our equity securities, to file reports of ownership and changes in ownership of our equity securities with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on the reports received and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements of Section 16(a) of the Exchange Act during fiscal 2007, except for (1) the following individuals that inadvertently filed late reports, including Mark Bisker (1 Form 3), Steven L. Winkler (4 Form 4), Peter J. Zugschwert (1 Form 4), Carmine V. Chiusano (1 Form 4), and Joanne V. Landau (1 Form 4).

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding the number of shares of our common stock beneficially owned on July 14, 2008 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is Hudson Holding Corporation, 111 Pavonia Avenue, Suite 1500A, Jersey City, New Jersey 07310.

	Number of Shares
	Beneficially	Percentage of Shares
Name and Address of Beneficial Owner	Owned (1)	Beneficially Owned (2)

Directors and Executive Officers:

Martin C. Cunningham	5,003,565	11.1%

Keith R. Knox	3,353,565	7.4%

Mark Leventhal	3,848,565	8.5%

Peter J. Zugschwert (3)	349,356	*

Joanne V. Landau (3)	135,000	*

Carmine V. Chiusano (3)	135,000	*

Mark Bisker (4)	183,333	*

All executive officers and directors as a group (7 persons)	13,008,384	28.5%

Other 5% or Greater Stockholders:

Kenneth D. Pasternak (5)	9,081,789	19.8%

Steven L. Winkler (6)	4,383,564	9.7%

South Ferry #2 LP (7)	3,375,000	7.3%

Seaport Hudson LLC (8)	12,000,000	24.4%

* Less than 1% of outstanding shares

(1) Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person.

(2) Based upon 45,125,185 shares of our common stock outstanding on July 14, 2008.

(3) Includes 35,000 shares of Common Stock issuable upon exercise of Stock options to these directors

(4) Includes 83,333 shares of Common Stock issuable upon exercise of stock options to this director

(5) Includes 833,335 shares of Common Stock issuable upon exercise of Warrants. The address for Mr. Pasternak is 111 E. Saddle River Road, Saddle River, N.J. 07458.

(6) Mr. Winkler is employed by Hudson Securities, Inc., a wholly-owned subsidiary of Hudson Holding Corporation, as Nasdaq Trading Manager.

(7) Includes 1,125,000 shares of common stock issuable upon exercise of warrants. Aaron Wolfson and Abraham Wolfson are the General Partners of South Ferry #2 LP, however, all of the voting and dispositive power over South Ferry #2’s portfolio has been delegated to Morris Wolfson, its portfolio manager. Aaron Wolfson, Abraham Wolfson and Morris Wolfson each disclaim beneficial ownership over the shares owned by South Ferry #2 LP. The address for South Ferry #2 LP is One State Street Plaza, 29th Floor, New York, New York 10004.

(8) Includes 4,000,000 shares of Common Stock issuable upon exercise of Warrants. Seaport Hudson LLC is not otherwise affiliated with Hudson Holding Corporation or its subsidiaries. The address for Seaport Hudson LLC is c/o The Seaport Group LLC, 360 Madison Avenue, 22nd Floor, New York, NY 10017.

Equity Incentive Plan and Securities Authorized for Issuance

2005 Stock Option Plan

The 2005 Stock Option Plan (the "2005 Plan"), which was approved by the stockholders on July 26, 2005, is administered by the Board of Directors. The 2005 Plan is available for the issuance of awards of up to an aggregate of 2,000,000 shares of common stock to our employees, officers, directors and consultants, in the form of either non-qualified stock options or incentive stock options. The purpose of the 2005 Plan is to provide additional incentive to those persons who are responsible for the management and growth of the Company.

As of March 31, 2008, there were 2,000,000 options outstanding under the 2005 Plan and no options remained available for issuance under the plan.

2007 Long-Term Incentive Plan

The 2007 Stock Option Plan (the "2007 Plan"), which was approved by the stockholders on July 26, 2005, is administered by the Board of Directors. The 2007 Plan is available for the issuance of awards of up to an aggregate of 22,000,000 shares of common stock to our employees, officers, directors and consultants, in the form of either non-qualified stock options or incentive stock options, following a 12,000,000 share increase to the authorized shares being approved by the Hudson Board on February 13, 2008 and by a majority of Hudson’s shareholders on March 4, 2008. The purpose of the 2007 Plan is to provide additional incentive to those persons who are responsible for the management and growth of the Company.

As of March 31, 2008, there were 1,495,000 options and 8,361,666 shares of restricted stock outstanding under the 2007 Plan and 12,143,334 shares remained available for issuance under the plan.

Securities Authorized for Issuance Under Equity Compensation Plans

			Number of securities
	Number of securities to		remaining available for
	be issued upon exercise	Weighted-average exercise	future issuance under
	of outstanding options,	price of outstanding	equity compensation plans
	warrants and rights	options, warrants and rights	(excluding securities
	(a)	(b)	reflected in column (a))

Equity compensation plans approved by security holders	3,495,000	$0.90	12,143,334

Equity compensation plans not approved by security holders	7,122,774	0.88	-
Total	10,617,774	$0.89	12,143,334

The table above reflects the status of the Company's equity compensation plans as of March 31, 2008.

Certain Relationships and Related Party Transactions

The Chief Technology Officer (as a consultant) and Director (since September 2007) of our Company, was the Chief Executive officers and a Director of a consulting firm that provided information technology management and software development services to the Company and its affiliates, an entity in which he held a 31.5% ownership interest, until November 29, 2007 when the consulting firm was sold to a third party. Through November 29, 2007, services valued at $235,064 were provided to the Company and its affiliates by this consulting firm during the year ended March 31, 2008. Of these amounts, none remained unpaid as of March 31, 2008. Mr. Bisker received, and continues to receive, compensation from the independent firms, which provide technology consulting services to the Company.

PROPOSAL 2

PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
TO EFFECT AN INCREASE IN AUTHORIZED SHARES

General

We are requesting stockholder approval to amend the Certificate of Incorporation to increase the Company’s authorized shares from 101,000,000 shares, comprised of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock to 201,000,000 shares, comprised of 200,000,000 shares of Common Stock and 1,000,000 shares of preferred stock (the “Increase in Authorized”), for the following reasons:

As of July 25, 2008, the Company only has 20,152,041 shares of Common Stock from its currently authorized 100,000,000 shares of Common Stock available for issuance. Of the 100,000,000 authorized, 45,125,185 shares are currently outstanding and approximately 11,122,774 shares are reserved for issuance under warrants, 13,086,666 are reserved for issuance under outstanding options and restricted share awards under the Company’s incentive plans, and an additional 10,513,334 shares are reserved for issuance under the Company’s incentive plans.

The increase in authorized shares would allow us to raise additional capital through sales of Common Stock or securities convertible into Common Stock, compensation for recruitment of additional brokers and sales persons that are proven providers, acquisitions of companies or assets that augment or complement our existing business, and for strategic transactions. The Company does not have any current obligations to issue any additional shares.

Therefore, the Board of Directors has unanimously adopted an amendment to the Certificate of Incorporation to effect the increase in authorized shares of Common Stock and declared that it is advisable for the stockholders to approve such amendment.

Principal Effects Of The Increase In Authorized Shares

The increase in authorized shares of common stock was determined by the Company's Board of Directors, in its sole discretion.

The Company's stockholders will not realize any immediate dilution in their voting rights as a result of the increase in authorized shares of common stock but will experience dilution in their ownership percentage to the extent that additional shares are eventually issued.

Issuance of significant numbers of additional shares of the Company's Common Stock in the future (i) will dilute stockholders' percentage ownership and (ii) if such shares are issued at prices below the then current book value per share, the current stockholders could suffer dilution of their book value per share.

The Board of Directors will implement the increase in Authorized shares by filing an amendment to the Company’s Certificate of Incorporation to amend Article Fourth of the Company's Certificate of Incorporation, relating to the Company's authorized capital, in its entirety to state as follows:

“FOURTH:	The aggregate number of shares which the Corporation is authorized to issue is two hundred and one million (201,000,000), divided into classes as follows:

A.	Two Hundred million (200,000,000) shares of common stock, $.001 par value per share (hereinafter called the “Common Stock”);

B.	One million (1,000,000) shares of preferred stock, $.001 par value per share, to be issued in series (the “Preferred Stock”).

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.”

Based on stock information as of the Record Date after completion of the increase in authorized shares, the Company will have approximately 53,486,851 shares of issued (includes 8,361,666 unvested restricted shares) and 45,125,185 shares of outstanding Common Stock out of 200,000,000 shares of authorized Common Stock.

The shares of authorized, but unissued Common Stock will be available from time to time for corporate purposes including raising additional capital through sales of Common Stock or securities convertible into Common Stock, compensation for recruitment of additional brokers and sales persons that are proven providers, acquisitions of companies or assets that augment or complement existing business, and for strategic transactions. The Company does not have any present intention, plan, arrangement or agreement, written or oral, to issue shares of Common Stock for any purpose, except for the issuance of shares of Common Stock upon the exercise of outstanding options and warrants to purchase Common Stock. Although the Company does not have any present intention to issue shares of Common Stock, except as noted above, the Company may in the future raise funds through the issuance of Common Stock when conditions are favorable, even if the Company does not have an immediate need for additional capital at such time.

The Company believes that the availability of the additional shares will provide the Company with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. If the Company issues additional shares, the ownership interests of holders of the Company's Common Stock may be diluted.

The issuance of additional shares of Common Stock may, among other things, have a dilutive effect on earnings per share, and on stockholders' equity and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of the Common Stock. Holders of Common Stock have no preemptive rights.

Shares of authorized and unissued Common Stock could be issued in one or more transactions that could make it more difficult, and therefore less likely, that any takeover of the Company could occur. Issuance of additional Common Stock could have a deterrent effect on persons seeking to acquire control. The Board also could, although it has no present intention of so doing, authorize the issuance of shares of Common Stock to a holder who might thereby obtain sufficient voting power to assure that any proposal to effect certain business combinations or amendment to the Company's Certificate of Incorporation or Bylaws would not receive the required stockholder approval. Accordingly, the power to issue additional shares of Common Stock could enable the Board to make it more difficult to replace incumbent directors and to accomplish business combinations opposed by the incumbent Board.

Provisions in our certificate of incorporation, our bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. Such provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Specifically, the Company is authorized to issue blank check preferred stock to thwart a takeover attempt and currently neither our Certificate of Incorporation nor our amended and restated bylaws allows cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

Procedure For Effecting The Increase in Authorized

The Company will file the certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware at such time as the Board of Directors has determined the appropriate effective time for the increase in authorized shares. The form of certificate of amendment to the Certificate of Incorporation is attached as Exhibit A to this Proxy Statement.

Vote Required

The approval of the increase in authorized shares requires the affirmative vote of a majority of the outstanding shares of Common Stock.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" PROPOSAL 2 TO APPROVE THE INCREASE IN AUTHORIZED SHARES OF THE COMPANY.

A Copy of the amendment to the Certificate of Incorporation is included at the end of this Proxy Statement as Exhibit A.

GENERAL

The Management of the Company does not know of any matters, other than those stated in this Proxy Statement, that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to stockholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Stock of the Company held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or facsimile transmission. The Company does not expect to pay any compensation for the solicitation of proxies.

A copy of the Company’s Form 10-K for the fiscal year ended March 31, 2008, as filed with the SEC, accompanies this Proxy Statement. Upon written request, the Company will provide each stockholder being solicited by this Proxy Statement with a free copy of any exhibits and schedules thereto. All such requests should be directed to Hudson Holding Corporation, 111 Town Square Place, Suite 1500A, Jersey City, New Jersey 07310, Attn: Keith R. Knox, Secretary.

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy in regard to items to be voted upon, stockholders may (i) vote in favor of, or FOR, the item, (ii) vote AGAINST the item or, (iii) ABSTAIN from voting on one or more items. Stockholders should specify their choices on the enclosed proxy. Proxies may be revoked by stockholders at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company or by voting in person at the Annual Meeting. If the enclosed proxy is properly signed, dated and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of all Directors and the amendment to the Certificate of Incorporation.

Stockholder Proposals For the 2009 Annual Meeting and General Communications

Any stockholder proposals intended to be presented at the Company’s 2009 Annual Meeting of Stockholders must be received by the Company at its office in Jersey City, New Jersey on or before March 28, 2009 in order to be considered for inclusion in the Company’s proxy statement and proxy relating to such meeting. The Company has received no stockholders nominations or proposals for the 2008 Annual Meeting.

Stockholders may communicate their comments or concerns about any other matter to the Board of Directors by mailing a letter to the attention of the Board of Directors c/o the Company at its office in Jersey City, New Jersey.

Revocability of Proxy

Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the Board of Directors’ recommendations. Any person signing and mailing the enclosed proxy may, nevertheless, revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by providing written notice of revocation of the proxy or by submitting a signed proxy bearing a later date. Any written notice of revocation should be sent to the attention of the Secretary of the Company at the address above. Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no such revocation will be effective unless and until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

Method of Counting Votes

Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Abstentions will be counted as present for purposes of determining a quorum but will not be counted for or against the election of directors. As to Item 1, the Proxy confers authority to vote for all of the seven persons listed as candidates for a position on the Board of Directors even though the block in Item 1 is not marked unless the names of one or more candidates are lined out. This Proxy will be voted “For” Proposal 2 unless “Against” or “Abstain” is indicated. If any other business is presented at the meeting, the Proxy shall be voted in accordance with the recommendations of the Board of Directors.

By order of the Board of Directors

Martin C. Cunningham
Chief Executive Officer

July 25, 2008

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

HUDSON HOLDING CORPORATION

Pursuant to Delaware General Corporation Law Section 242, Hudson Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.	The name of the corporation is (hereinafter called the “Corporation”) is Hudson Holding Corporation.

2.
That the board of directors, and stockholders of the Corporation holding a majority in interest of the outstanding shares of common stock of the Corporation, approved the following amendment to the Corporation’s Certificate of Incorporation:

3.	Article FOURTH of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as follows:

“FOURTH:	The aggregate number of shares which the Corporation is authorized to issue is two hundred and one million (201,000,000), divided into classes as follows:

A.	Two Hundred million (200,000,000) shares of common stock, $.001 par value per share (hereinafter called the “Common Stock”);

B.	One million (1,000,000) shares of preferred stock, $.001 par value per share, to be issued in series (the “Preferred Stock”).

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to the Board of Directors of the Corporation to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board of Directors pursuant to the Delaware General Corporation Law.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Keith Knox, its President, on August __, 2008.

Hudson Holding Corporation
By:
Keith Knox, President